Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 6 to Form S-1 (No. 333- 267152) of Ramaco Resources, Inc. of our report dated March 14, 2023, relating to the consolidated financial statements and the effectiveness of Ramaco Resources, Inc.'s internal control over financial reporting as of and for the year ended December 31, 2022, which report appears in the Annual Report on Form 10-K for the year ending December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MCM CPAs & Advisors LLP

Louisville, Kentucky

April 7, 2023